SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    Form 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 9, 1998


                          NACT Telecommunications, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                    000-22017           87-0378662
--------------------------------------------------------------------------------
(State or other jurisdiction     (Commission          (IRS Employer
   of incorporation)             File  Number)     Identification No.)


                     191 West 5200 North, Provo, Utah 84604
--------------------------------------------------------------------------------
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (801) 802-3000


                                                            N/A
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

         Item 5.           Other Events.

                           Reference is made to "Item 3-Legal Proceedings" of the Annual Report on Form 10-K for the fiscal year ended September 30, 1997 of NACT Telecommunications, Inc. ("NACT"), and to the description therein of an action for alleged patent infringement commenced by Aerotel, Ltd. and Aerotel U.S.A., Inc. (collectively "Aerotel") against NACT, GST Telecommunications, Inc. ("GST") and GST USA, Inc. (collectively with GST, the "GST Parties"). The amended pleadings in such action seek in excess of $18.7 million in damages. NACT's patent counsel believes that NACT has valid defenses to the Aerotel action.

                           On July 9, 1998, NACT, the GST Parties, World Access,
Inc. ("WAI"), the parent corporation of NACT, and Aerotel entered into a Memorandum of Understanding with respect to the settlement of this action, and as of the date of this Report, the parties are negotiating the terms and conditions of a final settlement agreement. Under the terms of the WAI stock purchase agreement with GST, WAI and GST have agreed to share evenly the costs of any judgments against NACT as a result of the Aerotel litigation, including NACT's legal fees.

         WAI currently estimates that its portion of the total settlement costs, including legal fees, will be approximately $3.3 million. Any payment made to Aerotel by WAI is expected to be paid through the issuance of WAI common stock.

         If a settlement does not occur, NACT's patent counsel believes that NACT has valid defenses to the Aerotel claim (which, if upheld, would be valid for all defendants), and the defendants intend to vigorously defend. However, no assurances can be given as to the outcome of this action. An unfavorable decision in this action could have a material adverse affect on NACT's business, financial condition and results of operations.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        NACT TELECOMMUNICATIONS, INC.


                                        By: /s/ Eric F. Gurr
                                            ---------------------------
                                            Eric F. Gurr
                                            Chief Financial Officer

DATE:  September 18, 1998

                                       -3-